Exhibit 99.1

NORCRAFT COMPANIES REPORTS FIRST QUARTER 2014 RESULTS

- Net Sales Grow 8.6% to $84.0 million in First Quarter 2014 -
- Adjusted EBITDA Increases 11.1% to $10.6 million in First Quarter 2014 -

Eagan, Minnesota, May 14, 2014. Norcraft Companies, Inc. ("we", the “Company” or “Norcraft”) (NYSE: NCFT), a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada, today reported financial results for the first quarter ended March 31, 2014.
“We continued to successfully achieve mix and price gains in our core product lines, while carefully managing our promotional activity,” stated Mark Buller, Chairman and Chief Executive Officer of the Company. "We are encouraged by the 8.6% sales growth we achieved amid adverse weather conditions which impacted our volumes to start the year. During the first quarter, we also worked hard to leverage sales and extract additional efficiencies to offset weather-related production disruptions and modest material inflation, resulting in our adjusted EBITDA up 11.1% over the first quarter, to $10.6 million. Looking to the full year of 2014, we remain positive on the recovery in residential end markets and are well positioned to continue growing our business as cabinetry demand improves.”

FINANCIAL RESULTS
First Quarter of 2014 Compared with First Quarter of 2013
In the first quarter of 2014, net sales increased $6.7 million, or 8.6%, to $84.0 million, as compared to $77.3 million in the first quarter of 2013. Sales increased in nearly all the Company’s divisions, driven largely by mix/price gains and promotional activity during the quarter, with a partial offset from delayed deliveries and project activity due to adverse winter weather conditions.
Income from operations in the first quarter of 2014 increased $0.9 million, or 15.2%, to $6.8 million from $5.9 million for the first quarter of 2013. The increase was mainly attributable to higher sales and lower freight costs. These positive factors were partly offset by moderately higher material costs, the adverse impacts of production inefficiencies related to labor and supply chain disruptions caused by unfavorable weather conditions, and increased incentive stock compensation expense from stock options issued in connection with the Company’s recently completed initial public offering.
Net income of $2.4 million, or $0.12 per diluted share, in the first quarter of 2014 represented an increase of $3.7 million compared to a net loss of $1.3 million in the first quarter of 2013.
Adjusted EBITDA in the first quarter of 2014 increased $1.1 million, or 11.1%, to $10.6 million, as compared to $9.5 million for the same quarter of 2013 (Adjusted EBITDA is a non-GAAP measure defined in the table below).
At March 31, 2014, the Company had cash of $35.7 million and total long-term debt of $149.6 million, as compared to cash of $39.1 million and total long-term debt of $150.0 million at December 31, 2013.

CONFERENCE CALL AND WEBCAST
The Company will host a conference call and webcast to discuss its results for the first quarter of 2014 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on May 14, 2014. Investors who wish to participate in the call should dial 877-705-6003 (inside the U.S.) or 201-493-6725 (outside the U.S.) at least 5 minutes prior to the start of the call. The live webcast will be available on the Investors section of the Company’s website at www.norcraftcompanies.com.

Replays of the call will be available through June 14, 2014 and can be accessed at 877-870-5176 (U.S. callers) or 858-384-5517 (outside the U.S.) and entering the pass code 13580830.

ABOUT NORCRAFT COMPANIES
Norcraft is a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Norcraft provides its customers with a single source for a broad range of high-quality cabinetry, including stock and semi-custom cabinets manufactured in both framed and frameless (full access) construction. Norcraft markets its products through seven main brands: Mid Continent Cabinetry, Norcraft Cabinetry, UltraCraft, StarMark Cabinetry, Fieldstone Cabinetry, Brookwood and Urban Effects.

FORWARD LOOKING STATEMENTS AND INFORMATION
Statements in this press release regarding activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward looking statements. Forward looking statements may give management’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Company. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘project,’’ ‘‘intend,’’ ‘‘plan,’’ ‘‘believe’’ and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
These forward looking statements are based on management’s expectations and beliefs concerning future events affecting the Company. They are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Although management believes that the expectations reflected in its forward looking statements are reasonable, management does not know whether its expectations will prove correct. Such expectations can be affected by inaccurate assumptions that management might make or by known or unknown risks and uncertainties. Many factors that could cause actual results to differ materially from these forward looking statements including, but not limited to, the risks outlined under the “Risk Factors’’ section of the Company's 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014.
Because of these factors, investors should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made and, except as required by law, the Company undertakes no obligation to update any forward looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Norcraft Companies, Inc.
Consolidated Balance Sheets
(dollar amounts in thousands, except share and per share data)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,660	$39,106
Trade accounts receivable, net	26,298	21,449
Inventories	24,565	22,591
Prepaid and other current assets	2,384	2,590
Total current assets	88,907	85,736
Non-current assets:
Property, plant and equipment, net	24,808	25,208
Goodwill	88,456	88,466
Intangible assets, net	59,063	60,108
Display cabinets, net	6,055	5,864
Other assets	79	84
Total non-current assets	178,461	179,730
Total assets	$267,368	$265,466
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	12,802	8,523
Accrued expenses	16,244	21,203
Total current liabilities	30,546	31,226
Non-current liabilities:
Long-term debt	148,125	148,500
Unamortized discount on long-term debt	(719)	(746)
Deferred tax liabilities and other liabilities	36,991	36,560
Total non-current liabilities	184,397	184,314
Total liabilities	214,943	215,540
Commitments and contingencies	—	—
Equity:
Common stock, $0.01 par value; 100,000,000 shares authorized, 17,311,573 issued and outstanding at March 31, 2014	173	173
Additional paid-in capital	52,321	51,795
Accumulated deficit	(11,690)	(13,703)
Accumulated other comprehensive income	508	845
Total Norcraft Companies, Inc. equity	41,312	39,110
Noncontrolling interests	11,113	10,816
Total equity	52,425	49,926
Total liabilities and equity	$267,368	$265,466

Norcraft Companies, Inc.
Consolidated Statements of Comprehensive Income (Loss)
(dollar amounts in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Net sales	$84,030	$77,348
Cost of sales	62,542	57,578
Gross profit	21,488	19,770
Selling, general and administrative expenses	14,674	13,856
Income from operations	6,814	5,914
Other expense:
Interest expense, net	2,176	6,447
Amortization of deferred financing costs	142	780
Expense related to tax receivable agreements	1,643	—
Other expense, net	59	10
Total other expense	4,020	7,237
Income (loss) before income taxes	2,794	(1,323)
Income tax expense	437	—
Net income (loss)	2,357	(1,323)
Less: net income attributable to noncontrolling interests	344	—
Net income (loss) attributable to Norcraft Companies, Inc.	2,013	(1,323)

Other comprehensive loss:
Foreign currency translation adjustment	(384)	(191)
Less: other comprehensive loss attributable to noncontrolling interest	(47)	—
Other comprehensive loss attributable to Norcraft Companies, Inc.	(337)	(191)

Comprehensive income (loss)	1,973	(1,514)
Less: comprehensive income attributable to noncontrolling interests	297	—
Comprehensive income (loss) attributable to Norcraft Companies, Inc.	$1,676	$(1,514)

Net income per share attributable to Norcraft Companies, Inc.
Basic and diluted	$0.12

Norcraft Companies, Inc.
Consolidated Statements of Cash Flows
(dollar amounts in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$2,357	$(1,323)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant and equipment	1,031	1,112
Amortization:
Customer relationships	1,117	1,116
Deferred financing costs	142	780
Display cabinets	1,085	1,136
Discount amortization/accreted interest	27	(10)
Provision for uncollectible accounts receivable	52	51
Provision for obsolete and excess inventories	136	66
Provision for warranty claims	1,281	753
Stock compensation expense	526	5
Deferred income tax expense	428	—
Gain on disposal of assets	(15)	—
Change in operating assets and liabilities:
Trade accounts receivable	(4,994)	(4,807)
Inventories	(2,176)	(2,011)
Prepaid expenses	203	410
Other assets	4	77
Accounts payable and accrued expenses	(1,898)	8,823
Net cash provided by (used in) operating activities	(694)	6,178
Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	15	—
Purchase of property, plant and equipment	(825)	(816)
Additions to display cabinets	(1,276)	(921)
Net cash used in investing activities	(2,086)	(1,737)
Cash flows from financing activities:
Payment of financing costs	(214)	—
Repayment of long-term debt	(375)	—
Proceeds from issuance of member interests	—	3
Net cash provided by (used in) financing activities	(589)	3
Effect of exchange rates on cash and cash equivalents	(77)	(32)
Net increase (decrease) in cash and cash equivalents	(3,446)	4,412
Cash and cash equivalents, beginning of the period	39,106	23,019
Cash and cash equivalents, end of period	$35,660	$27,431
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$2,448	$59
Cash paid during the period for income taxes	$—	$—

Norcraft Companies, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(dollar amounts in thousands)

EBITDA is net income (loss) before interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA before the effect of the footnoted items in the table below. The Company believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company's operating performance compared to that of other companies in the industry, as their calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, as these items may vary for different companies for reasons unrelated to overall operating performance. The Company also believes these financial metrics provide information relevant to investors regarding the Company's ability to service and/or incur debt. Neither EBITDA nor Adjusted EBITDA is a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing the Company's operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for net income (loss), cash flows from operating activities or other operation statement or cash flow statement data prepared in accordance with U.S. GAAP. The Company's calculation of EBITDA and Adjusted EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA and Adjusted EBITDA are shown below:

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2014	2013	2014
Net income (loss)	$2,357	$(1,323)	$(11,493)
Interest expense, net	2,176	6,447	20,992
Depreciation	1,031	1,112	4,257
Amortization of deferred financing costs	142	780	2,361
Amortization of customer relationships	1,117	1,116	4,467
Display cabinet amortization	1,085	1,136	4,279
Income tax expense	437	—	1,316
State taxes	75	12	171
Non-GAAP EBITDA	$8,420	$9,280	$26,350
Stock compensation expense	526	—	872	(1)
Management fees	—	250	619	(2)
Restructuring costs associated with initial public offering	—	—	1,540	(3)
Expense related to tax receivable agreements	1,643	—	1,643	(4)
Loss on debt extinguishment	—	—	12,499	(5)
Non-GAAP adjusted EBITDA	$10,589	$9,530	$43,523

(1) Prior to completion of the Company's initial public offering, the Company's board of directors adopted the Norcraft Companies, Inc. 2013 Incentive Plan. Stock compensation expense related to this plan was $0.5 million and $0.9 million during the three and twelve months ended March 31, 2014, respectively.
(2) In connection with the Company's initial public offering, the Company terminated the Management and Monitoring Agreement, which included a $1.0 million annual management fee. Certain expense reimbursement and indemnification obligations survived the termination of the Management and Monitoring Agreement. See the "Related Party Transactions" footnote in Part IV, Item 15 of the Company's 2013 Annual Report on Form 10-K.
(3) Net income (loss) during the twelve months ended March 31, 2014 included the effect of the restructuring costs associated with the Company's initial public offering in the amount of $1.5 million, which decreased net income (loss) and correspondingly decreased EBITDA, but the effect has been backed out for Adjusted EBITDA.
(4) Net income (loss) during the three and twelve months ended March 31, 2014 included expense related to tax receivable agreements in the amount of $1.6 million, which decreased net income and correspondingly decreased EBITDA, but the effect has been backed out for Adjusted EBITDA.
(5) Net income (loss) during the twelve months ended March 31, 2014 included the effect of a loss on debt extinguishment in the amount of $12.5 million, which decreased net income (loss) and correspondingly decreased EBITDA, but the effect has been backed out for Adjusted EBITDA.

CONTACT INFORMATION:
Investor Relations:
Rodny Nacier
651-234-3302
Investorrelations@norcraftcompanies.com